Exhibit 10.15

CONFIRMATION OF ASSIGNMENT

This Confirmation of Assignment (the “Agreement”) is made effective as November 16, 2012 (the “Effective Date”), and is entered into by and between U.S. Dry Cleaning Services Corporation, a Delaware Corporation (the “Company”) and Setal 8 Trust (“Assignee”).

WHEREAS, pursuant to those certain Note Purchase Agreements, dated October 1, 2012, Assignee purchased those 6% Senior Secured Convertible Debenture due September 23, 2013 identified on Schedule A hereto (the “Purchased Notes”);

WHEREAS, in connection with its purchase of the Purchased Notes, Assignee has agreed to amend the term of the Purchased Notes under certain conditions; and

WHEREAS, Assignee has requested and the Company has agreed to confirm the assignment of the Purchased Notes to Assignee as set forth in this Agreement.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, the parties agree as follows:

1.             Capitalized Terms.  Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Purchased Notes.

2.             Extension of Maturity Date; Modification of Payment and Interest.  Assignee hereby agrees to amend the Purchased Notes to extend the Maturity Date to September 23, 2015.  The Company hereby agrees (i) to pay twenty percent (20%) of the then-outstanding Principal Amount of the Purchased Notes on or before September 23, 2013 and (ii) that beginning September 23, 2013, interest on the then-outstanding Principal Amount of the Purchased Notes shall accrue at the rate of twelve percent (12%) per annum.

3.             Assignment.  As of the Effective Date, all right, title and interest to the Purchased Notes are transferred and conveyed unto Assignee, including, without limitation, all accrued and unpaid interest thereunder.  The Company has recorded this transfer of title in its Note Register.

4.             Miscellaneous.  This Agreement and any controversy arising out of or relating to this Agreement shall be governed by and construed in accordance with the General Corporation Law of the State of California without regard to conflict of law principles that would result in the application of any law other than the law of the State of California.  This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart.

[Remainder of Page Intentionally Left Blank; Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

COMPANY	U.S. Dry Cleaning Services Corporation,
a Delaware corporation

/S/ ALEX BOND
Alex M. Bond, Chief Executive Officer

ASSIGNEE	Setal 8 Trust

	By:	/S/ LESTER E. TAYLOR, JR.

	Its:	LESTER E. TAYLOR, JR.

	Name:	TRUSTEE

SCHEDULE A

Purchased Notes

•              6% Senior Secured Convertible Debenture due September 23, 2013 No. 1 issued to the Rhoton Family Trust dated 5/8/00 in the principal amount of $38,837

•              6% Senior Secured Convertible Debenture due September 23, 2013 No. 2 issued to Robin Rix in the principal amount of $71,529

•              6% Senior Secured Convertible Debenture due September 23, 2013 No. 3 issued to the Chauthani Family Trust in the principal amount of $40,849